Exhibit 10.2

ENGLISH TRANSLATION
OF
TECHNICAL SERVICE AGREEMENT

This agreement (this “Agreement”) is entered into on October 22, 2010 by and between:

(1)

Harbin Baixin Biotech Development Co., Ltd. (hereinafter referred to as “Harbin Baixin”) a wholly foreign owned enterprise with limited liability which is incorporated under the laws of the PRC, with its contact address at 7/F Jinhua Mansion, 41 Hanguang Street, Nangang District, Harbin 150080, China; and

(2)

Heilongjiang Shuaiyi New Energy Development Co., Ltd. (hereinafter referred to as “Heilongjiang Shuaiyi”), a limited liability company incorporated under the laws of the PRC, with its contact address at No. 41, Hanguang St., Nangang District, Harbin.

Harbin Baixin and Heilongjiang Shuaiyi are individually referred to as a “Party” and collectively referred to as the “Parties”.

Whereas:

A.	Harbin Baixin is a wholly foreign owned enterprise primarily engaging in research on Cordyceps Militaris production technology and providing technological consulting and services.

B.

Heilongjiang Shuaiyi is a limited liability company mainly engages in such business as (i) development of new energy technologies, provision of technical service, and (ii) plant, production and sale of Cordyceps Militaris.

C.

In accordance with the terms and conditions of this Agreement, Heilongjiang Shuaiyi wishes to entrust Harbin Baixin to provide the services set forth under this Agreement, Harbin Baixin agrees to provide such services to Heilongjiang Shuaiyi.

Therefore, after friendly negotiations between the Parties, the Parties have reached the following agreement:

1.	Scope of Services

1.1

Harbin Baixin agrees to provide, in accordance with this Agreement and during the Term of Service (as defined below), the following services to Heilongjiang Shuaiyi (hereinafter referred to as the “Services”):

(a)

Assisting Heilongjiang Shuaiyi in the research and development of technologies of Cordyceps Militaris, or accepting the entrustment from Heilongjiang Shuaiyi to make the foresaid research and development;

(b)	Providing the technical consultancy, technical services and the relevant information and materials in relation to Cordyceps Militaris;

(c)	According to Heilongjiang Shuaiyi’s business requirements, providing statistic and analysis services for relevant technical data, and the construction and maintenance of relevant databases;

(d)	Providing the technical training and organizing the examination for technical and business personnel of Heilongjiang Shuaiyi;

(e)	Providing the software and relevant technical support services as needed by Heilongjiang Shuaiyi;

(f)	Providing the services for the construction and maintenance of the information networks and the network security services;

(g)	Such other services as may be agreed between Heilongjiang Shuaiyi and Harbin Baixin.

2.	Term of Service

2.1

The Term of Service during which Harbin Baixin shall provide the Services is ten (10) years, starting from the execution date hereof, which shall automatically renew for successive ten (10) year periods, unless Harbin Baixin notifies Heilongjiang Shuaiyi of its intention not to renew at least ninety (90) days prior to the expiration of the initial or renewal Term of Service.

3.	Service Fees

3.1

Heilongjiang Shuaiyi agrees to pay the Service Fees (hereinafter referred to as the “Service Fees”) for the Services provided by Harbin Baixin in accordance with the terms of this Agreement. The Service Fees shall be calculated based on the market price in light of the particulars of the Services and the timing of such Services provided by Harbin Baixin.

3.2	Heilongjiang Shuaiyi shall timely pay the Service Fees to Harbin Baixin in the manner and at the time designated by Harbin Baixin.

4.	Representations, Warranties and Covenants of the Parties

4.1	Each Party represents and warrants to the other Party that as of the execution date of this Agreement:

(a)

Such Party is an entity with legal person status, duly organized and validly existing, and has the full power and authority to enter into this Agreement and to perform its obligations hereunder. All action, corporate or otherwise, necessary to be taken by the board of directors or comparable governing body of such Party to authorize the execution, delivery and performance of this Agreement has been duly and validly taken. This Agreement, when executed and delivered, will constitute the valid and binding obligations of such Party, enforceable against such Party in accordance with its terms;

(b)

The execution, delivery and performance of this Agreement by such Party will not (i) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (A) the business license, articles of association, permits, government approval for its incorporation, agreements concerning its incorporation or any other charter documents of such Party, or (B) any PRC Laws or other laws and regulations to or by which such party is subject or bound, or (C) any contracts or other documents to which such Party is a party or to or by which it (or any of its properties or assets) is subject or bound; (ii) result in the creation of, or give any person the right to create, any lien or encumbrance upon the assets of such Party; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contracts or other documents to which such Party is a party or to or by which it (or any of its properties or assets) is subject or bound; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permits applicable to such Party;

(c)

No lawsuit, arbitration or other judicial or administrative proceeding is pending that would affect such Party’s ability to perform its obligations under this Agreement, and to its knowledge, no such proceeding is threatened; and

(d)

Such Party has disclosed to the other Party all contracts, government approvals, permits or other documents to which such party is a party or to or by which it (or any of its properties, assets or business) is subject or bound, which may have a material adverse effect on its ability to fully perform its obligations under this Agreement, and the documents provided by such Party to the other Party does not contain any inaccurate statement of or omit to state any material fact.

4.2	Heilongjiang Shuaiyi further covenants to Harbin Baixin that it shall:

	(a)	Pay the Service Fees in a timely manner to Harbin Baixin in accordance with the terms of this Agreement.

	(b)	During the Term of Service:

(i) Continuously maintain the validity of its business licenses, permits and qualifications; and

(ii)	Actively cooperate with Harbin Baixin in the provision of the Services, adopt the reasonable advice and proposals presented by Harbin Baixin for Heilongjiang Shuaiyi’s business.

4.3

During the Term of Service, without the prior written consent of Harbin Baixin, Heilongjiang Shuaiyi shall not accept any services provided by any party other than Harbin Baixin, which are identical or similar to the Services under Article 1.1 of this Agreement.

4.4

Each Party covenants to the other Party that such Party shall sign all documents, and take all actions, that are necessary and appropriate in order to perform and achieve the purpose of this Agreement.

5.	Other Fees

5.1

Except as otherwise provided herein, each Party shall be separately responsible for the fees and expenses incurred by such Party in connection with the drafting, negotiation, execution and performance of this Agreement.

6.	Confidentiality

6.1

Prior to and during the term of this Agreement, a Party may have disclosed or may disclose certain confidential information to the other Party (the “Recipient”) from time to time. The Recipient shall keep confidential such confidential information and shall not use such confidential information for any purposes other than those specifically provided for under this Agreement. The foregoing confidentiality obligation shall not apply to the information: (a) that was already in the Recipient’s possession prior to such disclosure, as demonstrated by documentation prepared prior to such disclosure; (b) that has entered the public domain through no breach of this Agreement by the Recipient; and (c) that was obtained by the Recipient from a third party who did not commit a breach of confidence with respect to such information.

6.2	The confidentiality obligations set forth above shall continue and survive the termination of this Agreement.

7.	Force Majeure

7.1

“Force Majeure” shall mean the unforeseeable, unavoidable and insurmountable events which prevent a Party from partially or fully performing this Agreement. Such events include but are not limited to earthquakes, typhoons, floods, fires, wars, strikes, riots, governmental acts, change to laws and regulations or their application.

7.2

If an event of Force Majeure occurs, the obligation of the impacted Party shall forthwith suspend during the period of delay caused by such Force Majeure, the performance period of the impacted Party shall be extended for a period of equal length, and no penalty or liability shall be imposed upon the impacted Party. If an event of Force Majeure occurs, the Parties shall immediately negotiate to seek a fair solution and make all reasonable efforts to minimize the impact of the Force Majeure.

8.	Liabilities for Breach of Contract

8.1	Except as otherwise provided herein, if a Party (the “Party in Breach”) fails to perform a certain obligation hereunder or otherwise breaches this Agreement, the other Party (the “Harmed Party”) may:

(a)

Serve a written notice to the Party in Breach stating the nature and scope of the breach and demanding the Party in Breach to cure such breach at its own expense within a reasonable period of time as specified therein (the “Cure Period”); and

(b)

If the Party in Breach fails to cure the breach during the Cure Period, the Harmed Party is entitled to demand that the Party in Breach assume all liabilities resulting therefrom, and compensate the Harmed Party for all economic losses actually incurred by the Harmed Party in connection therewith, including, without limitation, all attorneys’ fees and litigation and arbitration expenses relating thereto. The Harmed Party shall also be entitled to request that the court or arbitration panel order specific performance and/or compulsory enforcement of this Agreement. The remedies provided hereunder to the Harmed Party shall not affect the right of the Harmed Party to seek any other remedy provided by laws.

9.	Effectiveness

9.1	This Agreement shall come into force from the execution date hereof.

10.	Governing Law and Settlement of Dispute

10.1	The validity, interpretation, performance and resolution of dispute of this Agreement shall be governed by PRC Laws.

10.2

All the disputes arising out of the execution and performance of this Agreement shall be resolved through friendly negotiations. In the event that any dispute is not resolved by friendly consultations within thirty (30) days after the date such dispute arises, either Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules then in force. The arbitration award shall be final and binding on both Parties.

10.3	Except for the matters in dispute, the Parties shall continue to perform the other provisions of this Agreement pending the resolution of the dispute.

11.	Miscellaneous Provisions

11.1

without the prior written consent of the other Party, neither Party shall partially or fully transfer its rights and obligations under this Agreement to a third party, provided that Harbin Baixin may transfer all or any of its rights and/or obligations hereunder to any of its affiliates.

11.2

under this Agreement becomes invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect. When any provision is determined to be invalid, illegal or unenforceable, the Parties to this Agreement shall negotiate in good faith to amend this Agreement and achieve, in a mutually acceptable method and to the extent possible, the original purpose of the Parties.

11.3	between the Parties with respect to the subject matter hereof and supersedes all prior consultations, negotiations and agreements among the Parties with respect to such subject matter.

11.4

certain right hereunder shall not constitute a waiver thereof, and the exercise or partial exercise of a certain right by a Party shall not preclude such Party from exercising such right in the future.

11.5	their lawful successors and assignees.

11.6	reference only and shall not affect the meaning or interpretation of this Agreement.

11.7	references to “Articles”, “Paragraphs” and “Annexes” are references to “Articles”, “Paragraphs” and “Annexes” hereof.

11.8

limited to the written letter or notice under this Agreement) served by a Party to the other Party shall be sent via mail or facsimile in a timely manner. A notice or written letter, if sent via mail, shall be deemed received as of the 3rd business day after the date of delivery, and, if sent via facsimile, shall be deemed to received as of the first business day after the date of delivery.

11.9	in relation to this Agreement and relevant affairs.

11.10	in two original copies, one for each Party. The Parties may execute duplicate copies of this Agreement.

(The remainder of this page is intentionally left blank.)

This page is the signature page of the “Technical Service Agreement”.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Harbin Baixin Biotech Development Co., Ltd.

By:	/s/ Zhang Weihan
Name:	Zhang Weihan
Title:	Authorized Representative

Heilongjiang Shuaiyi New Energy Development Co., Ltd

By:	/s/ Lianyun Han
Name:	Lianyun Han
Title:	Authorized Representative